Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Appoints Paul W. Taylor to Board of Directors
COSTA MESA, Calif., March 5, 2019 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC, the “Company”), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today announced the appointment of Paul W. Taylor to the board of directors of both Pacific Mercantile Bancorp and Pacific Mercantile Bank.
Mr. Taylor has more than 33 years of experience in the banking industry and was most recently the CEO of Guaranty Bank and Trust Company in Denver, Colorado, which was acquired by Independent Bank Group, Inc. in January of this year.
“We are very pleased to add Paul to our Board of Directors,” said Edward Carpenter, Chairman of the Board of the Company and the Bank. “Paul’s banking career includes a track record in building community bank franchises. We believe his expertise and perspective will be beneficial to our Bank’s continuing efforts to create long-term shareholder value.”
Mr. Taylor said, “Pacific Mercantile has built a strong commercial bank that is well positioned in the Southern California market. I look forward to working with the management team and my fellow directors to continue generating profitable growth and to enhancing the value of the franchise.”
Mr. Taylor served as the CEO of Guaranty Bank and Trust Company from 2011 up until its acquisition by Independent Bank Group, Inc. in 2019. Mr. Taylor also served as the Chief Financial Officer and Chief Operating officer of Guaranty Bank and Trust Company’s parent, Guaranty Bancorp, positions he held since 2004. He also served as Chief Financial Officer of Centennial Bank Holdings and its subsidiary Bank of the West from 2000 to 2004, which were acquired by Guaranty Bancorp in 2000.
Prior to his role at Centennial Bank Holdings and Bank of the West, Mr. Taylor was the Director of Mergers and Acquisitions for Alex Shushunoff Investment Banking, as well as a similar role with Century Capital Group. Mr. Taylor also spent a dozen years in a variety of management positions with KeyCorp in both New York and the Rocky Mountain regions, and left KeyCorp as its Executive Vice President and Chief Financial Officer of the Rocky Mountain region.
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements,

Exhibit 99.1

which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the SEC. Additional information is set forth in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018, and readers of this release are urged to review the additional information contained in those reports.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

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